Exhibit 10.15

amendment to amended AGREEMENT

OCTOBER 1, 2014

The Amended Agreement effective as of January 25, 2005 between LSI INDUSTRIES INC. (“LSI”) and JAMES P. SFERRA (“Sferra”) (which amended in its entirety an Agreement between such parties entered into on September 3, 2003) is hereby amended as follows:

The first three sentences of paragraph 1 of the Amended Agreement are hereby deleted and replaced with the following:

“Sferra's transition from fulltime employment shall commence on such date as Sferra shall be notified in writing that LSI has hired a Chief Technology Officer or other senior executive who will provide to LSI the management services that Sferra currently provides. Thereafter, for the next three years, Sferra shall remain an active employee of LSI and receive the same benefits furnished to senior executive officers of LSI. As compensation for his continued employment, Sferra shall be paid for his services in each year at annual rates of 60%, 50% and 40%, respectively, of the average of his last five full fiscal years' compensation; provided, however, for the first six months following such transition, Sferra shall be paid at the same rate that he is being paid as of the date on which such notice is given to Sferra. Thereafter, for the next six months, he will be paid at the 60% rate set forth above and in subsequent years as set forth above.”

Upon receipt of such notice, Sferra shall resign as LSI’s Executive Vice President-Manufacturing and relocate his office to a new location in LSI’s headquarters designed by the Company. Sferra shall continue to serve as a Director of LSI until further action by LSI’s Board or Shareholders.

Except as specifically modified herein, the terms and conditions of the Amended Agreement are ratified and confirmed as of this date.

IN WITNESS WHEREOF, LSI and Sferra have executed this Amendment to Amended Agreement on the date set forth above.

LSI INDUSTRIES INC.

By: /s/ Ronald S. Stowell

By: /s/ Mark A. Serrianne

/s/ James P. Sferra

James P. Sferra